Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:             John Hulbert, Investors, (612) 761-6627

Erin Conroy, Media, (612) 761-5928

Target Media Hotline, (612) 696-3400

Target Corporation Announces Final Results of Maximum Tender Offers

MINNEAPOLIS (May 2, 2016) — Target Corporation (“Target”) (NYSE:TGT) today announced the final results of its previously announced tender offers (the “Maximum Tender Offers”) to purchase for cash up to $380,335,649 (the “Long-Dated Notes Maximum Payment Amount”) of the Long-Dated Notes (as defined below) and $800,000,000 (the “Short-Dated Notes Maximum Payment Amount”) of the Short-Dated Notes (as defined below, and collectively with the Long-Dated Notes, the “Securities” and each a “series” of Securities), which commenced on April 4, 2016 and expired at 11:59 p.m., New York City time, on April 29, 2016 (the “Maximum Tender Expiration Date”).

Target has accepted for purchase $256,202,000 aggregate principal amount of Long-Dated Notes validly tendered and not validly withdrawn and $567,854,000 aggregate principal amount of Short-Dated Notes validly tendered and not validly withdrawn, totaling $824,056,000. Target will pay aggregate Total Consideration and Late Tender Offer Consideration of approximately $980,501,366 for the Securities accepted for purchase.

As further explained in the offer to purchase and the related letter of transmittal, each dated April 4, 2016 (as amended or supplemented, the “Offer Documents”), Target accepted the Securities for purchase in accordance with the “Acceptance Priority Levels” set forth in the table below. Target accepted for purchase 100% of the Long-Dated Notes listed in the table below at Acceptance Priority Level 1 and, due to oversubscription, approximately 29.3% of the Long-Dated Notes listed in the table below at Acceptance Priority Level 2. Target accepted for purchase 100% of the Short-Dated Notes listed in the table below at Acceptance Priority Levels 1 and 2. Target has not accepted for purchase any of the Long-Dated Notes listed below at Acceptance Priority Levels 3 through 5. Target expects to make payment for the applicable

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Securities accepted for purchase in same-day funds today, May 2, 2016. The Securities not accepted for purchase will be promptly credited to the account of the registered holder of such Securities with The Depository Trust Company or otherwise returned in accordance with the Offer Documents.

Holders of Securities who validly tendered and did not validly withdraw their Securities at or prior to 5:00 p.m., New York City time, on April 15, 2016 (such date and time, the “Early Tender Date”) are eligible to receive the full “Total Consideration” listed in the table below for Securities accepted for purchase. Holders of Securities who validly tendered their Securities after the Early Tender Date but at or prior to the Maximum Tender Expiration Date are eligible only to receive an amount equal to the “Late Tender Offer Consideration” listed in the table below for Securities accepted for purchase.

Up to the Long-Dated Notes Maximum Payment Amount of the Outstanding Securities Listed Below (the “Long-Dated Notes”)
Title of Security	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	Total Consideration(1)	Late Tender Offer Consideration(1)	Principal Amount Tendered at Expiration	Principal Amount Accepted for Purchase	Percentage of Outstanding Securities Tendered
7.000% Notes due 2038	87612EAU0	$868,577,000	1	$1,511.76	$1,481.76	$208,759,000	$208,759,000	24.03%
6.35% Debentures due 2032	87612EAK2	$550,000,000	2	$1,364.63	$1,334.63	$162,511,000	$47,443,000	29.55%
7.00% Debentures due 2031	87612EAF3	$218,332,000	3	N/A(2)	N/A(2)	$22,421,000	$0	10.27%
6.65% Debentures due 2028	239753DL7	$115,827,000	4	N/A(2)	N/A(2)	$32,608,000	$0	28.15%
6.75% Debentures due 2028	239753DJ2	$135,479,000	5	N/A(2)	N/A(2)	$3,465,000	$0	2.56%
Up to the Short-Dated Notes Maximum Payment Amount of the Outstanding Securities Listed Below (the “Short-Dated Notes”)
Title of Security	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	Total Consideration(1)	Late Tender Offer Consideration(1)	Principal Amount Tendered at Expiration	Principal Amount Accepted for Purchase	Percentage of Outstanding Securities Tendered
6.000% Notes due 2018	87612EAS5	$1,250,000,000	1	$1,082.52	$1,052.52	$165,626,000	$165,626,000	13.25%
5.375% Notes due 2017	87612EAP1	$1,000,000,000	2	$1,046.37	$1,016.37	$402,228,000	$402,228,000	40.22%

(1)       Per $1,000 principal amount of Securities.

(2)       Total Consideration and Late Tender Offer Consideration omitted because Target did not purchase any Securities of this series.

Information Relating to the Maximum Tender Offers

Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC served as dealer managers for the Maximum Tender Offers. This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any securities.

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About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,793 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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